Exhibit 10.3

PROMISSORY NOTE

US$1,250,000.00	Dated as of June 24, 2014

This PROMISSORY NOTE (this “Note”) is being issued and delivered pursuant to the terms of that certain Stock Purchase Agreement, dated June 24, 2014 (the “Purchase Agreement”), by and between the Maker (as defined below) and the Payee (as defined below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

FOR VALUE RECEIVED, Hedgepath, LLC, a Florida limited liability company (the “Maker”), and its successors and assigns promise to pay to the order of HedgePath Pharmaceuticals, Inc., a Delaware corporation (together with its successors and assigns, collectively, the “Payee”), the principal sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (“Principal”) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made on the respective dates on which they are due by wire transfer of immediately available funds to such account as the Payee may from time to time designate.

1. Definitions. The following capitalized terms used in this Note shall have the following meanings:

(a) “Advance” means the portion of Principal requested by the Payee, in its sole discretion, in an Advance Notice.

(b) “Advance Date” means the date that the Maker is required to make and deliver to the Payee an Advance, which date shall in no event be more than five (5) Business Days following the delivery to the Maker of the Advance Notice pursuant to which the Payee is requesting such Advance.

(c) “Advance Notice” means a written notice delivered by the Payee to the Maker setting forth (i) the Advance that the Payee is requesting from the Maker and (ii) the Advance Date with respect to such Advance.

(d) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are required by law or otherwise to be closed for business.

(e) “Note Term” means the period beginning on the date hereof and ending on December 31, 2014.

2. Payments.

(a) Commencing on June 30, 2014 and ending on December 31, 2014, unless the Principal is sooner paid in full pursuant to Section 2(b) hereof, the Maker shall make monthly payments of Principal in accordance with the amortization schedule set forth on Schedule A attached hereto. Except as set forth in Section 2(c) hereof, all accrued interest hereunder, together with any other costs or expenses of the Payee incurred in connection with this Note, shall be due and payable on the last monthly payment date set forth on Schedule A.

(b) In addition to the monthly payments of Principal provided on Schedule A, during the Note Term, the Payee shall have the right, from time to time and in its sole discretion, to request an Advance by the delivery of an Advance Notice to the Maker, which Advance shall be delivered and paid by the Maker to the Payee on or prior to the Advance Date associated with such Advance. Advances made hereunder shall be applied against and reduce the monthly payments of Principal set forth on Schedule A, starting with the last such monthly payment of Principal and continuing with the other monthly payments of Principal in reverse chronological order. Each Advance Notice shall be deemed delivered to the Maker (i) on the Business Day it is received by facsimile or email by the Maker if such Advance Notice is received prior to 5:00 p.m. Eastern Time on such Business Day or (ii) on the immediately succeeding Business Day if such Advance Notice is received by facsimile or email by the Maker (A) after 5:00 p.m. Eastern Time on a Business Day or (B) at any time on a day which is not a Business Day

(c) Notwithstanding anything to the contrary contained herein, following the occurrence of an Event of Default, all payments made by the Maker hereunder shall be applied first to payment in full of any costs or expenses incurred by the Payee in connection with the enforcement of, or the exercise of any remedy under, this Note, including, without limitation, reasonable attorney’s fees, then to the payment in full of any accrued interest hereunder, and finally to the reduction of the unpaid portion of the Principal, starting with the last monthly payment of Principal set forth on Schedule A and continuing with the other monthly payments of Principal set forth on Schedule A in reverse chronological order.

3. Default Interest Rate. Upon the occurrence of an Event of Default (as defined below) and until such Event of Default is cured, interest shall accrue on the unpaid portion of the Principal at an interest rate equal to eighteen percent (18%) per annum.

4. Events of Default. The following shall constitute events of default under this Note (each, an “Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to make any payment of Principal or any Advance when due under this Note.

(b) Voluntary Bankruptcy, etc. The commencement by the Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended (the “Bankruptcy Code”), or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by the Maker to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of the Maker’s property, or the making by the Maker of any assignment for the benefit of creditors, or the failure of the Maker generally to pay debts as such debts become due, or the taking of action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of the Maker’s property and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default, the Payee shall have, in additional to any other rights and remedies granted to it under applicable law, the right at its election and as full liquidated damages to declare by written notice to the Maker, that some or all of the Purchased Shares shall be forfeited by the Maker to the Payee (the “Forfeiture Notice”). All rights and remedies of the Payee shall be cumulative and not exclusive. The Maker shall pay to the Payee on demand all costs, expenses, and charges of the Payee in connection with the enforcement of, or the exercise of any remedy under, this Note, including, without limitation, reasonable attorney’s fees.

(b) Notwithstanding anything to the contrary contained herein (including, without limitation, Sections 5(a) and 7 hereof), if the Payee makes the election to declare the forfeiture of some or all of the Purchased Shares as described in Section 5(a) hereof, the Payee shall be deemed to have waived and released any and all claims it may have for (i) the balance of the amounts remaining due and payable under this Note and (ii) any additional damages it may have suffered as a result of the Event of Default giving rise to such forfeiture election. The Maker agrees that upon receipt of the Forfeiture Notice, it shall, without payment or additional consideration, within two (2) Business Days after receipt of the Forfeiture Notice, deliver to the Payee any and all stock certificates in the Maker’s possession or control evidencing the Purchased Shares elected to be forfeited duly endorsed for transfer back to the Payee or accompanied by an executed stock power for transfer back to the Payee. The Purchased Shares elected to be forfeited shall be transferred back to the Payee free and clear of all liens, security interests, encumbrances or claims of any nature. The Maker further agrees that upon the Payee’s delivery of the Forfeiture Notice, the Payee shall be entitled to transfer, and the Maker hereby directs the Payee to transfer, on its stock ledger back to the Payee the Purchased Shares elected to be forfeited. The parties hereby (i) acknowledge and agree that in light of the fact that the purpose of the Maker’s purchase of the Purchased Shares is to provide funding to the Payee to keep in full force and effect that certain Supply and License Agreement, dated September 3, 2013, as subsequently amended, by and between Mayne Pharma and the Payee, and to continue the Payee’s development of its products in order to seek additional funding from other sources, it would be difficult or impossible to accurately and precisely ascertain the actual damages suffered by the Payee as a result of any Event of Default, and (ii) agree that the forfeiture by the Maker of some or all of the Purchased Shares, together with the forfeiture of any HPLLC At Risk Shares (as defined in that certain Equity Holders Agreement, dated on or about the date hereof, by and among Maker, Payee, Mayne Pharma Ventures Pty Ltd, and others) as provided in the Equity Holders Agreement, is a reasonable pre-estimate of the probable damages and loss suffered by the Payee upon the occurrence of an Event of Default. The Purchased Shares forfeited to the Payee under this Section 5(b) shall be cancelled on the books and records of the Payee.

(c) If the Maker fails to deliver to the Payee the certificates or other instruments described in Section 5(b) hereof, the officers of the Payee, or any of them, are each hereby appointed as attorney-in-fact for the Maker for the purpose of complying with Section

5(b) hereof, including transferring the Purchased Shares elected to be forfeited and delivering any of the aforesaid certificates or other instruments to the Payee, whereupon the Maker’s rights with respect to the Purchased Shares elected to be forfeited shall cease. Such officers of the Payee shall incur no liability for such actions described in this Section 5(c). This appointment of the officers as attorney-in-fact is coupled with an interest and such appointment is irrevocable.

6. Waivers. The Maker hereby waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

7. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other person or entity, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

8. Notices. Any notice called for hereunder shall be deemed properly given pursuant to the terms of Section 9(j) of the Purchase Agreement.

9. Construction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

10. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Maximum Interest. Notwithstanding anything in this Note to the contrary, in no event or contingency shall the amount or rate of interest due and payable under this Note exceed the maximum amount or rate of interest permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Payee in excess of the maximum lawful amount, then the interest payable to the Payee shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Payee shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, then an amount equal to any excessive interest shall be applied to the reduction of the unpaid portion of the Principal or, if such excessive interest exceeds the unpaid portion of the Principal, such excess shall be refunded to the Maker. All interest (including all charges, fees or other amounts deemed to be interest) paid or agreed to be paid to the Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the Principal (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

12. Successors and Assigns. The rights and obligations of the Payee and the Maker under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Payee and the Maker; provided, however, that the Maker may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Payee. The Payee may at any time sell, assign, grant participations in, or otherwise transfer to any person or entity all or part of the rights or obligations of the Maker under this Note.

13. Miscellaneous. Time is of the essence of this Note. The terms and conditions of this Note may not be amended, waived or modified except in a writing signed by the Payee expressly stating that the writing constitutes an amendment, waiver, or modification of the terms of this Note. Any reference to the Payee shall include any holder of this Note and any holder shall succeed to the Payee’s rights. Headings in this Note are for convenience of reference only and are not part of the substance hereof.

[Remainder of page intentionally left blank.

Signature page immediately follows.]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by an authorized officer the day and year first above written.

HEDGEPATH, LLC

By:	Black Robe Capital, LLC, its Manager

By:	/s/ Frank E. O’Donnell, Jr.
Name:	Frank E. O’Donnell, Jr.
Title:	Manager

SCHEDULE A

Date	Principal Payment
June 30, 2014	$150,000
July 31, 2014	$200,000
August 29, 2014	$200,000
September 30, 2014	$150,000
October 31, 2014	$350,000
November 28, 2014	$100,000
December 31, 2014	$100,000

TOTAL	$1,250,000